Exhibit 10.9

Purchase Agreement

This Purchase Agreement (“Purchase Agreement”) effective September 6, 2022, is between Boxabl Inc., a Nevada Corporation having an address of 5345 East North Belt Road, North Las Vegas, NV 89115 USA (“Boxabl”) and Pronghorn Services LLC., 7400 Pronghorn Ranch Parkway, Prescott Valley, AZ 86315 (“Buyer”). In this Purchase Agreement, Boxabl and Buyer are sometimes individually referred to as a “Party” and collectively as the “Parties” to this Purchase Agreement.

In consideration of the provisions of this Purchase Agreement, including the Purchase Price (defined below) payable by Buyer to Boxabl, the Parties agree as follows:

1. Agreement to Purchase. Boxabl agrees to sell, and Buyer agrees to purchase, the Order Amount of Units for the specified Unit Prices set forth in the Purchase Specifications attached as Exhibit A. Options, features, or hardware released or changed by Boxabl after Buyer executes this Purchase Agreement may not be included in or available for the Units.

2. Deposit. Boxabl acknowledges receipt of $1,070,800 (“Deposit”), which will be credited against the total Purchase Price of the Order Amount in the manner specified in paragraph 6 below.

3. Buyer Acknowledgments. Buyer is purchasing the Order Amount of Units with a full and complete understanding of the conditions and circumstances precedent to the utilization of the Units, which are set forth in this paragraph.

(a) Government Approvals. As between Boxabl and Buyer, Buyer will be responsible for all governmental permits and inspections required for the placement of the Units at their intended sites and for occupancy of the Units, including utility service, wastewater and occupancy permits, as well as all site work and Unit finishing operations that are necessary to comply with all statutes, regulations, ordinances and building and zoning codes applicable thereto, including but not limited to wind ratings, snow loads, earthquake and anchoring requirements. The Units are manufactured in compliance with the standards of the RV Industry Association and meet or exceed all applicable ANSI No. A119.5 Standards. Buyer further acknowledges that the Units may not currently have any manufactured home or modular housing certification.

(b) Site Preparation. As between Boxabl and Buyer, it is Buyer’s responsibility to select such sites for the Units, and to perform such additional work as is required at the sites and to the Units, as is appropriate for the safe utilization and habitation of the Units. Boxabl will not be performing any site preparation for receiving the Units, including but not limited to foundation preparation, utility line routing, well, town water, plumbing or septic field preparation, driveway construction, deck, steps, walkway, driveway installation, grading and landscaping. Buyer is responsible for installation of the Units at their intended sites (which requires a crane or forklift), and utility, water and waste water hook-ups.

(c) Unit Deployment. The operations associated with the deployment of the folded floor, wall and roof portions of the Units are inherently dangerous and can lead to injury or death to those personnel involved in the deployment operations. Boxabl will not provide personnel for supervising or conducting the deployment operation. Boxabl will provide unpacking instructions which must be followed during Unit deployment. A crane is required for Unit deployment, and it is Buyer’s responsibility to make appropriate arrangements for having the crane available at the site or sites chosen for Unit deployment.

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(d) Unit Finishing. The Units are not fully finished dwellings and will require finishing operations after deployment and prior to occupancy, such as but not limited to roof framing, roof decking and shingling, gutter installation, TPO roof installation or other weather sealing as Buyer desires, all of which will incur additional costs beyond the Purchase Price.

(e) Governmental Assessments. Boxabl will have no responsibility for any state or local property or other taxes or assessments arising from the placement of the Units at their intended sites.

4. Sales Taxes. The Purchase Price is exclusive of sales and use taxes. Buyer is responsible for any sales or use tax, or other governmental fee, that may be owed, either in Boxabl’s or Buyer’s jurisdiction and which arise out of the sale or use of any of the Order Amount of Units. The absence of any sales or use tax charged by Boxabl does not absolve Buyer of any obligation to pay such taxes under applicable law. In the event that any governmental authority holds or seeks to hold Boxabl liable for any fee in the nature of a sales or use tax arising from Buyer’s purchase of any of the Order Amounts, Buyer agrees to pay the tax on Boxabl’s behalf, or reimburse Boxabl for paying the tax, if Boxabl elects to make payment.

5. Shipment. The Order Amount of Units is sold ex-factory. Boxabl does not provide any shipping services or arrangements for the transport of the Order Amount of Units from Boxabl’s factory. Buyer is responsible for shipment of the Order Amount of Units from Boxabl’s factory to Buyer’s desired location(s).

6. Order Process; Cancellation; Changes. After Buyer’s execution of this Purchase Agreement, Boxabl will schedule and take appropriate steps to prepare for the manufacture of the Order Amount of Units, at which point the Deposit will be deemed to have been earned. Prior to issuance of any Delivery Invoice (defined below), any delivery dates for Buyer’s Order Amount of Units which Boxabl may provide are only good faith estimates; Boxabl does not guarantee the date(s) when the Order Amount of Units will actually be manufactured or delivered. Buyer will notify Seller when each Unit of the Order Amount will be available for pick-up (“Delivery Date”) in a Delivery Invoice. In addition to a Delivery Date, the Delivery Invoice will also set forth the balance due for the Unit, which will be the Unit Price less a pro rata amount of the Deposit (“Balance Due”). Where multiple Units will be available for shipment within the same week, Boxabl may for convenience combine them into one Delivery Invoice.

In the event Buyer buyer seeks to cancel all or any part of its order following execution of this Purchase Agreement (or if Buyer breaches this Agreement following which Boxabl cancels the order), then at Boxabl’s election, in lieu of pursuing such remedies as may be accorded it under law, Boxabl may retain the Deposit as liquidated damages, prorated to the extent of the cancellation and as not otherwise prohibited by law. Buyer acknowledges that the Deposit is a fair and reasonable estimate of the actual damages that Boxabl may incur in storing, remarketing and reselling the Order Amount of Units, costs that are otherwise impracticable or extremely difficult to determine. If Boxabl does not elect to retain the Deposit as liquidated damages, then Boxabl shall have the full right to pursue such remedies against Buyer for Buyer’s cancellation (or breach) as are accorded it under law.

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Any Buyer-requested changes to design, or to specifications relating to the Order Amount of Units, including changes to features of the Units that Buyer had previously specified, must be approved by Boxabl in writing, and are subject to price adjustments in the Purchase Price and/or the Balance Due.

7. Delivery; Transfer of Title.

(a) Balance Due Payment. The amount shown on each Delivery Invoice is due on or before the Delivery Date. If Buyer does not pay in full the Balance Due on the Delivery Date set forth in the Delivery Invoice, then Boxabl shall have the right to hold back the affected Unit(s) and any remaining Units of the Order Amount until payment is made by Buyer for all remaining Units of the Order Amount. Further, Boxabl shall have the right to treat Buyer’s failure to pay in full the Balance Due as a cancellation of the remaining undelivered Order Amount, subject to Boxabl’s remedies set forth in paragraph 6 above.

Under no circumstances will any undelivered portion of the Order Amount of Units be made available for delivery to Buyer if any Balance Due is not fully paid.

(b) Delivery Dates. Buyer agrees to take delivery of the Order Amount of Units on the Delivery Date specified in the applicable Delivery Invoice. If Buyer fails to take delivery within seven (7) days of the specified delivery date, then Boxabl shall have the right to charge Buyer a daily storage fee for the affected portions of the Order Amount of Units. If Buyer does not take delivery of the affected portions of the Order Amount of Units within a reasonable time of the specified Delivery Date, then Boxabl shall have the option to treat Buyer’s failure to take delivery as a cancellation of the remaining undelivered Order Amount, subject to Boxabl’s remedies set forth in paragraph 6 above.

(b) Legal Title. Legal title to each of the Order Amount of Units passes from Boxabl to Buyer, when Buyer picks up each of the Order Amount of Units at Boxabl’s manufacturing facility in North Las Vegas, Nevada.

(c) Force Majeure. Delivery by Boxabl of any portion or all of the Order Amount of Units is subject to variables out of Boxabl’s control, including acts of God or public enemy, acts of governmental authorities in either its or their sovereign or contractual capacity, fires, power outages, floods, epidemics, pandemics, quarantine restrictions, strikes, labor unrest, unusually severe weather and civil unrest.

8. Disclaimer and Exclusion of Warranties. The Limited Warranty applicable to the Order Amount of Units is set forth in Exhibit B hereto. Except if and then only to the extent that is set forth in that Limited Warranty, THE UNITS ARE SOLD TO BUYER ON AN “AS IS” BASIS WITHOUT GUARANTEES OR WARRANTIES OF ANY KIND OR NATURE. BOXABL HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED OR EXPRESS WARRANTIES RELATING TO THE STRUCTURE, ITS FABRICATION OR THE MATERIALS USED THEREIN, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF HABITABILITY AND WORKMANSHIP. BOXABL EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE UNITS ARE IN COMPLIANCE WITH STATE, LOCAL OR TRADE ORGANIZATION OR ASSOCIATION BUILDING CODES, OR SATISFY ANY CONDITIONS REQUIRED FOR ISSUANCE OF CERTIFICATES OF HABITABILITY, OCCUPANCY OR THE LIKE BY ANY GOVERNMENTAL AUTHORITY. Some States, Territories and Countries do not allow certain liability exclusions, so to that extent the above disclaimer and exclusions may not apply to Buyer.

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9. Disclaimer of liability, Limitation on Damages. BOXABL SHALL NOT BE LIABLE TO BUYER IN RESPECT OF ANY CLAIM, DEMAND OR ACTION, IRRESPECTIVE OF THE NATURE OF THE CAUSE OF THE CLAIM, DEMAND OR ACTION ALLEGING ANY LOSS, INJURY OR DAMAGES, DIRECT OR INDIRECT, WHICH MAY RESULT FROM THE OCCUPANCY, USE OR POSSESSION OF THE STRUCTURE; OR FOR ANY DAMAGES OR LOSS, WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL, ARISING OUT OF THE OCCUPANCY, USE OR POSSESSION OF THE UNITS, OR ANY INABILITY TO OCCUPY, USE OR POSSESS THE UNITS, OR ANY DEFECT IN THE STRUCTURE, OR OTHERWISE, EVEN IF BUYER HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE MAXIMUM AGGREGATE AMOUNT OF MONEY DAMAGES FOR WHICH BOXABL MAY BE LIABLE TO PAY UNDER THIS AGREEMENT, RESULTING FROM ANY CAUSE WHATSOEVER, SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID BY BUYER TO BOXABL UNDER THIS AGREEMENT. Some States, Territories and Countries do not allow certain liability exclusions or damages limitations, so to that extent the above may not apply to Buyer.

10. Resolution of Disputes.

(a) Resolution Period. In the event of any dispute between the Parties, the aggrieved Party shall first send a written notice to the other Party describing the nature of the dispute and the desired resolution. Following such written notice, the Parties agree to discuss the matter for a period of sixty days (“Resolution Period”) in a good faith effort to resolve the dispute to their mutual satisfaction, which period can be extended by mutual written agreement of the Parties.

(b) Arbitration. In the event that any dispute between the Parties cannot be resolved within the Resolution Period, the aggrieved Party may seek resolution by commencing an arbitration. Any dispute between the Parties that cannot be resolved in accordance with the procedures set forth in paragraph 6 (a), and for the avoidance of doubt, any and all disputes between Boxabl and Buyer, including controversies arising out of the interpretation or enforcement of the Purchase Agreement, will be resolved by arbitration before a single arbitrator to be administered under the auspices of the American Arbitration Association (AAA) in Clark County, Nevada. The Parties hereby agree to irrevocably waive adjudication, in any and all municipal, state, federal or other governmental courts or administrative agencies, of any dispute between them, including by trial by jury. For avoidance of doubt, this agreement to arbitrate disputes between the Parties includes claims arising before this Agreement, such as claims related to statements about Boxabl’s products.

(c) Limitations on Arbitration. The arbitrator may only resolve disputes between the Parties, and may not consolidate such disputes with the claims of other parties. The arbitrator cannot hear class or representative claims or requests for relief on behalf of others purchasing or leasing Boxabl products. If a court or arbitrator decides that any part of this agreement to arbitrate cannot be enforced as to a particular claim for relief or remedy, then only that claim or remedy (and only that claim or remedy) can be brought in court and any other claims must be arbitrated.

11. Notices. All notices may be given by email to the email addresses given below, if confirmed by regular U.S. mail, postage prepaid, sent to the addresses of the Parties, with Boxabl’s address being 5345 East North Belt Road North Las Vegas NV 89115 USA; and Buyer’s address being set forth above.

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12. Governing Law. This Purchase Agreement, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

13. Waiver. The failure of either Boxabl or Buyer at any time to demand strict performance by the other of any terms, covenants or conditions set forth herein, shall not be constructed as a continuing waiver or relinquishment thereof, and either Party may, at any time, demand strict and complete performance by the other of said terms, covenants or conditions.

14. Severability. In the event that any of the terms of this Purchase Agreement are held to be partially or wholly invalid or unenforceable for any reason whatsoever, such holdings shall not affect, alter, modify or impair in any manner whatsoever, any of the other terms, or the remaining portion of any term, held to be partially invalid or unenforceable.

15. Entire Agreement. This Purchase Agreement constitutes the entire agreement between the Parties, and contains all of the agreements between the Parties with respect to the subject matter hereof. This Purchase Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof. No change or modification of this Purchase Agreement shall be valid unless the same shall be in writing and signed by Boxabl and Buyer. No waiver of any provision of this Purchase Agreement shall be valid unless in writing and signed by the Party against whom charged.

16. Invalid Provision. The invalidity or unenforceability of any other particular provision of this Purchase Agreement shall not affect the other provisions hereof, and this Purchase Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

17. Execution. This Purchase Agreement may be executed by hand or by mutually acceptable electronic means, and any electronic image that has been duly executed, or displays indicia of due execution by both Parties thereon, shall be given the same effect or be deemed an original.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date and year first above written.

BOXABL INC.	BUYER

By	By
Date	Date
Email	Email

(220831)

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Exhibit A

Purchase Specifications

Units	Order Amount	Unit Price	Total
Unit B	89	$60,000	$5,340,000
Unite	44	$60,000	$2,640,000
Unit D	44	$62,000	$2,728,000
Total Order Amount	177
Total Purchase Price			$10,708,000

Unit B is a Boxabl Casita having the following specifications: See Exhibit C

Unit C is a Boxabl Casita having the following specifications: See Exhibit D.

Unit D is a Boxabl Casita having the following specifications: See Exhibit E.

Inclusions:

The following items are part of Buyer’s order:

1.	Appliances: refrigerator, microwave, washer/dryer combo unit, dishwasher, range
2.	All electrical is installed except for the following: interior pendant light, smoke detector, refrigerator, washer/dryer combo unit, and exterior sconce. All Boxabl units come with a distribution panel, but for avoidance of doubt Boxabl does not install meter panels, as the requirements vary by jurisdiction.
3.	All interior house plumbing, finishing, lighting, cabinetry, countertops & fit-out hardware such as towel racks, TP holder etc.
4.	All hardware necessary to erect each of the Units, as well as to connect it to a foundation or lower story unit, if applicable.
5.	Indoor HVAC unit installed, Outdoor HVAC unit is inside the unit ready for site install.
6.	Hide boxes & conduit for 1st floor units only to hide exterior electrical & HVAC lines.
7.	Flooring & fixed section baseboard.
8.	All necessary trim such as baseboard, exterior skirtboards & roof flashing is provided but not installed.
9.	TPO roofing membrane is provided (but not installed).
10.

Exclusions:

Any item not expressly stated as included is not part of Buyer’s order. For clarity and not limiting the scope of the foregoing exclusion, Buyer’s order does not include any of items and matters the set forth in Paragraph 3 of this Agreement (Buyer Acknowledgments), and does not include any of the following:

1.	Any site work/supervision/inspection from Boxabl (to be quoted separately).
2.	Boxabl will not connect any units to foundations or utilities including installation of the Outdoor HVAC unit.
3.	Hide boxes & conduit for 2nd floor units to hide exterior electrical & HVAC lines
4.	Any hide boxes/lines to hide exterior plumbing or electrical service connections.
5.	Perimeter lumber for sill plates between the first floor and foundation or between the 1st and second floor.
6.	Flashing between 1st and second story connections.
7.	2nd story unit distribution panels, electrical conduit & HVAC line hide are not installed, however the distribution panels for the 2nd story units are provided.
8.	Installation of the breakfast bar, bathroom door, interior pendant light & smoke detector, exterior sconce(s).
9.	Touch up & site finish work due to normal damages caused by shipping/unfolding of the units.
10.	Flooring center cover installation (necessary materials & hardware provided).
11.	Installation of the refrigerator, washer dryer unit (provided).
12.	Installation of the cabinet above the refrigerator & refrigerator cover panel (provided).
13.	A roofing system other than the flat TPO membrane system which may not meet code depending on the jurisdiction.
14.	Foundation tie down hardware.

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Exhibit B

Limited Warranty

1.	Boxabl warrants, that for a Warranty Period of ten (10) years following the date of delivery of each Unit to Buyer, the Unit purchased by Buyer will be free from substantial defects in material or workmanship (“Covered Defect”).

2.	To make a claim under this Limited Warranty, the Covered Defect must arise during the Warranty Period, and the Buyer must notify the Boxabl either within the Warranty Period or within ten days following the end of the Warranty Period.

3.	Following receipt of a timely claim, Boxabl will have the right to have the Unit inspected to confirm the presence of a Covered Defect and assist in determining an appropriate remedy. Buyer agrees to grant Boxabl or its authorized representative access to the Unit on receiving notice of an intention to inspect.

4.	Boxabl’s obligation under this Limited Warranty with respect to any undisputed Covered Defect of which it is timely notified is to repair or replace the affected portions of the Unit. If in the case of replacement the identical portion is not available, Boxabl will install a similar portion of a quality and finish equal to or greater than the portion being replaced. Buyer agrees that any replaced portions become the property of the Boxabl. The determination of whether to repair or replace the affected portions of the Unit will be made solely by the Boxabl. Any replacement portion will be covered by the balance of the Warranty Period remaining from the replaced portion, but no longer.

5.	The appliances, heating and air conditioning equipment and certain other accessories delivered with the Unit are not covered by this Limited Warranty, but rather by the terms of any warranties provided by their manufacturers. Any written warranty terms provided by those manufacturers will be included with the Unit as purchased by Buyer. Buyer can contact Boxabl to assist in obtaining appliance manufacturer warranty service.

6.	Except for Covered Defects, this Limited Warranty does not apply to any other conditions or defects. The following list describes some of the conditions or defects not covered by this Limited Warranty.

●	Damage to the Unit which may occur in the course of transit, delivery and placement of the Unit.
●	Conditions or defects caused by or arising from site location or site preparation for the Unit, including but not limited to inadequate foundation, settling, shifting soil and ground water flow, ponding or drainage
●	Damage to the Unit caused by or arising as a result of improper deployment of floor portions, walls or wall portions, or roof portions.
●	Conditions resulting from alterations or improvements to the Unit, or installation of equipment or appurtenances, or repairs to the Unit or to appliances, heating and air conditioning equipment, done by anyone after delivery of the Unit to Buyer, other than the Boxabl.
●	Improper utility service, such as excessively high water pressure, excessive voltage or current spikes and malfunctioning waste water connections.
●	Normal wear and tear.
●	Governmental use, including all military, police and emergency shelter dispositions, as well as commercial use.
●	Noncompliance of the Unit with any statutes, regulations, ordinances and building and zoning codes applicable thereto, including but not limited to wind ratings, snow loads, earthquake and anchoring requirements, as well as noncompliance of the Unit with any specifications required for issuance of a certificate of habitability, occupancy and the like.

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